Exhibit 16.1

June 10, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of Item 4.01 of Form 8-K for the events that occurred on June 4, 2010 to be filed by Bioneutral Group, Inc.  We agree with the statements made in that item insofar as they relate to our Firm.

Very truly yours,

/s/ BARTOLOMEI PUCCIARELLI, LLC

Bartolomei Pucciarelli, LLC